Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Exactech International Corporation (Florida)

Exactech Asia, d/b/a Exactech Medical (Shanghai), Ltd.

Exactech Taiwan (Taiwan), LTD

Exactech International Operations, Ltd.

Exactech (UK), Ltd.

Exactech KK (Tokyo)

France Medica

Exectech Deutschland, GmbH

Exactech Iberica, S.A.